Exhibit 99.1

Press Release 4-09

Goldrich Announces Successful Startup of Gold Production at Chandalar, Alaska

Spokane, WA – September 1, 2009 - Goldrich Mining Company (GRMC) (the “Company”) announces the successful commissioning of its gold recovery plant and startup of alluvial gold production at its Chandalar property, located 200 miles north of Fairbanks, Alaska.

The Company designed and fabricated a custom trommel-sluice gold recovery plant in Delta Junction, Alaska, which was transported to the site during July and then assembled on-site at the Company’s test mining operation on Little Squaw Creek.  Overburden from the test pit was removed during July and August.  The testing and shakedown period of the processing plant commenced in mid-August, and the plant started processing gold-bearing gravel on August 21.  All permits for the 2009 test mining are in place.

Currently, the operation is processing 500 to 700 bank cubic yards (bcy) per day, and recovering 4 to 6 ounces of gold per hour.  The performance of the processing plant has been excellent, with more than 90% of the gold contained in the feed being recovered.  The Company is encouraged to find that gold recovery is meeting or exceeding the predicted grade from the 2007 drill program. To date approximately 300 ounces of placer gold have been recovered.

Earlier this year, an independent registered mining engineer estimated that the Little Squaw Creek alluvial deposit contains an estimated 10.5 million bcy of “in place” mineralized material having an average grade of 0.0246 fine ounces of gold per bank cubic yard with a waste to ore stripping ratio of 1:1.  The estimate was based on 93 six-inch reverse-air circulation drill holes spaced approximately 50 to 100 ft apart along drill lines perpendicular to the trend of the deposit typically located 500 ft apart.  The limits of the mineralized material have not yet been fully defined by the drilling, and the deposit remains “open” to expansion in three directions.

Mr. Walters, President of Goldrich Mining, said, “The successful completion of the plant marks a major milestone in the growth of the Company. We have accomplished this season’s main goal of achieving gold production and cash flow for the Company. I am very thankful to our employees and contractors who made an exceptional effort to complete the plant within this year’s operating season. We expect to continue operations as long as weather conditions permit, which should take us through mid-September.  We also can now plan for an early start-up next year with a full season to maximize production, in additional to our exploration plans for further drilling to expand the mineralized material at Little Squaw creek and nearby areas.”

Richard R. Walters, President, wrote this news release; the Company is responsible for its contents. For additional information regarding Goldrich or this news release, contact Mr. Walters: telephone (509) 624-5831; e-mail ir@goldrichmining.com. Goldrich Mining Company maintains a comprehensive Web site at www.goldrichmining.com.

_______

Goldrich Mining Company is engaged in the business of the discovery and mining of gold deposits.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Goldrich Mining Company’s actual results in future periods to differ materially from forecasted results.  These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the Company’s ability to continue with corporate spending priorities; the Company’s ability to secure additional financing; the execution of the Company’s test production program at its Chandalar property; the existence and extent of gold deposits at the Chandalar property; and risks inherent in the Company’s operations.  Often, but not always, forward-looking statements (1) can be identified by the use of words such as “continue”, ‘‘efforts’’,  “point up”, ‘‘potential’’, ‘‘thought’’, and ‘‘look forward’’, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ‘‘will’’ be taken, occur or be achieved.   The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.